UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.         )

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MEDICINOVA, INC.

(Name of Registrant as Specified In Its Charter)

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April 27, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MediciNova, Inc. The meeting will be held on Thursday, June 9, 2016, at 3:30 p.m. Pacific Daylight Time at 4225 Executive Square, Suite 495, La Jolla, California 92037.

With this letter we have enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card. These materials provide further information concerning our Annual Meeting.

After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy to ensure that your shares will be represented. WE CANNOT ENSURE THAT YOUR SHARES WILL BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT IT IS RECEIVED BY JUNE 8, 2016, OR YOU MAY ATTEND THE ANNUAL MEETING IN PERSON. Your vote is important, so please return your proxy promptly.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Yuichi Iwaki, M.D., Ph.D.
President, Chief Executive Officer and Director

If you need additional copies of this Proxy Statement or the enclosed proxy card, or if you have other questions about the proposals or how to vote your shares, you may contact our proxy solicitor:

ADVANTAGE PROXY
(877) 870-8565 (toll free)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 9, 2016

To the Stockholders of MediciNova, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MediciNova, Inc., a Delaware corporation, or MediciNova, will be held on Thursday, June 9, 2016, at 3:30 p.m. Pacific Daylight Time at 4225 Executive Square, Suite 495, La Jolla, California 92037 for the following purposes:

1.    To elect two Class III directors of the Company, as recommended for nomination by the Nominating and Corporate Governance Committee and approved by the Board, to hold office until the 2019 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until their earlier death, resignation or removal;

2.    To ratify the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.    To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement; and

4.    To conduct any other business properly brought before the Annual Meeting.

Stockholders of record as of the close of business on April 15, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at MediciNova’s offices, located at 4275 Executive Square, Suite 650, La Jolla, California 92037, for ten days prior to the meeting.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting in person, we hope that you will mark, sign and date the enclosed proxy and return it promptly so that it is received by June 8, 2016. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors,

Yuichi Iwaki, M.D., Ph.D.
President, Chief Executive Officer and Director

La Jolla, California

April 27, 2016

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 9, 2016: This proxy statement and our 2015 Annual Report on Form 10-K are available at: https://materials.proxyvote.com/58468P

MEDICINOVA, INC.

4275 EXECUTIVE SQUARE, SUITE 650

LA JOLLA, CALIFORNIA 92037

PROXY STATEMENT FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD JUNE 9, 2016

What is this document?

This document is the Proxy Statement of MediciNova, Inc., a Delaware corporation, for the Annual Meeting of Stockholders to be held at 3:30 p.m., Pacific Daylight Time, on Thursday, June 9, 2016. A form of proxy card is included. This document and the form of proxy card are first being mailed or given to stockholders on or about April 27, 2016.

We refer to our company throughout this document as “we,” “us,” the “Company” or “MediciNova.”

Why I am receiving this document?

You are receiving this document because you were one of our stockholders of record as of the close of business on April 15, 2016, the record date for our Annual Meeting, or the Record Date. We are sending this document and the form of proxy card to solicit your proxy to vote upon certain matters at the Annual Meeting.

When and where is the Annual Meeting being held, and who may attend?

The Annual Meeting is scheduled to be held on Thursday, June 9, 2016, at 3:30 p.m. Pacific Daylight Time at 4225 Executive Square, Suite 495, La Jolla California 92037, as well as any adjournment or postponement thereof. Only stockholders, their proxy holders and our invited guests may attend the meeting. If a broker, bank or other nominee holds your shares in street name, please bring a copy of the account statement reflecting your ownership as of April 15, 2016 so that we may verify your status as a stockholder and have you check in at the registration desk for the meeting. For security reasons, we also may require photo identification for admission. If you would like directions to the meeting, please send your request to MediciNova, Inc., 4275 Executive Square, Suite 650, La Jolla, California 92037, Attention: Investor Relations.

What is a proxy, and who is paying the costs to prepare this document and solicit my proxy?

A proxy is your legal designation of another person to vote your shares of our common stock, par value $0.001 per share, or the Common Stock. The document that designates someone as your proxy is also called a proxy or a proxy card.

We will pay all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and the form of proxy card.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Your proxy is being solicited by and on behalf of our Board of Directors, or the Board. In addition to solicitation by use of the mails, proxies may be solicited by our officers, directors and employees and Advantage Proxy in person or by personal interview, telephone, electronic mail, facsimile transmission or other means of communication. Our officers, directors and employees will not be additionally compensated, but they may be reimbursed for out-of-pocket expenses in connection with any solicitation. Advantage Proxy will be paid its customary fee of $3,500 plus reimbursement of up to $900 in out-of-pocket expenses to solicit proxies. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

Who is entitled to vote at the Annual Meeting?

Only holders of shares of our Common Stock as of the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, we had 32,247,195 shares of our Common Stock outstanding.

How many votes do I have, and can I cumulate my vote?

You have one vote for each share of our Common Stock that you held as of the Record Date. Cumulative voting is not allowed.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum must be present at the Annual Meeting for any business to be conducted. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the Record Date, there were 32,247,195 shares of our Common Stock outstanding and entitled to vote. Thus, the holders of 16,123,599 shares of voting stock must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares of voting stock present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How may I vote my shares?

You may vote your shares of our Common Stock at the Annual Meeting either in person or by proxy. To vote by proxy, you must mark, date, sign and mail the enclosed proxy. Submitting a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein.

What am I voting on?

You will be asked to be to vote on the following:

●	the election of two Class III directors, as recommended for nomination by the Nominating and Corporate Governance Committee and approved by the Board;

●	the ratification of the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

●	the advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement; and

●	such other business that may be properly brought before the Annual Meeting.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We currently are not aware of any business to be acted upon at the Annual Meeting other than the matters described above. Under Delaware law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to us by the stockholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

We have broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, we have broad discretion to establish reasonable rules for discussion, comments and questions during the meeting.

We are also entitled to rely upon applicable laws regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

If my shares are held by my broker in street name, will my broker vote my shares for me?

If you are the beneficial owner of shares held in “street name” by a broker, your broker is the record holder of the shares. The broker, however, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker may exercise discretionary voting power to vote your shares with respect to routine matters, but the broker may not exercise discretionary voting power to vote your shares with respect to “non-routine” items. In the case of non-routine items, the shares that cannot be voted by your broker would be treated as “broker non-votes.” At the Annual Meeting, only the ratification of the appointment of BDO USA, LLP is a routine item for which your broker may exercise discretionary voting power.

How will my proxy be voted?

The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card. If your shares are not held in street name and you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares: (i) FOR the election of the two nominees for Class III director, as recommended for nomination by the Nominating and Corporate Governance Committee and approved by the Board, to hold office until the 2019 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until their earlier death, resignation or removal; (ii) FOR the ratification of the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and (iii) FOR the advisory approval of the compensation of our named executive officers.

If your shares are held in street name and you return your proxy but do not mark your voting preference on “Proposal One: Election of Class III Directors” or “Proposal Three: Advisory Vote on Compensation of our Named Executive Officers,” your shares will not be voted and the shares become broker non-votes as to the particular proposal.

If your shares are held in street name and you return your proxy but do not mark your voting preference on “Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm,” the bank, broker or other nominee has the authority to vote your unvoted shares. If the bank, broker or other nominee does not vote your unvoted shares on Proposal Two, the shares become “broker non-votes” as to such proposal.

We encourage you to provide voting instructions. This will ensure your shares of Common Stock will be voted at the Annual Meeting in the manner you desire.

How many votes are needed to approve each proposal?

Directors are elected by a plurality vote of the votes cast by the holders of shares of our Common Stock entitled to vote at the Annual Meeting. A plurality vote means that the director who receives the most votes in an election, though not necessarily a majority, will be elected. Only votes FOR or WITHHOLD will affect the outcome.

To be approved, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm must receive FOR votes from the holders of a majority of the shares either present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. Broker non-votes will have no effect.

Because the proposal to approve the compensation of our named executive officers asks for a non-binding advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes will not affect the outcome of this advisory vote.

Can I change my mind and revoke my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	attend the Annual Meeting and vote in person;

●	submit a written notice of revocation to us prior to or at the Annual Meeting; or

●	submit another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Your most current proxy card is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all stockholders confidential. Stockholder votes will not be disclosed to our directors, officers, employees or agents, except:

●	as necessary to meet applicable legal requirements;

●	in a dispute regarding authenticity of proxies and ballots;

●	in the case of a contested proxy solicitation, if the other party soliciting proxies does not agree to comply with the confidential voting policy; or

●	when a stockholder makes a written comment on the proxy card or otherwise communicates the vote to management.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/58468P.

Where is our Common Stock traded?

Our Common Stock is traded and quoted on The NASDAQ Global Market, or NASDAQ, under the symbol “MNOV” and on the Jasdaq Market of the Tokyo Stock Exchange under the code “4875.”

IMPORTANT

Please mark, sign and date the enclosed proxy and return it promptly so that it is received by June 8, 2016 to ensure that your shares can be voted, whether or not you intend to be present at the Annual Meeting. This will not limit your rights to attend or vote in person at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF CLASS III DIRECTORS

General

The Board currently consists of four members divided into three classes, each serving staggered three-year terms as follows:

●	Class I, whose term will expire at the Annual Meeting of Stockholders to be held in 2017;

●	Class II, whose term will expire at the Annual Meeting of Stockholders to be held in 2018; and

●	Class III, whose term will expire at the Annual Meeting.

The Class III members of the Board are scheduled for election at the Annual Meeting. The Nominating and Corporate Governance Committee of the Board has recommended, and the Board has designated, Yutaka Kobayashi and Yoshio Ishizaka, who are incumbent directors, to be elected as the Class III directors at the Annual Meeting. If elected at the Annual Meeting, the Class III directors will hold office until the Annual Meeting of Stockholders in 2019 and until their successors have been duly elected and qualified unless they resign or are removed. If either of the Class III director nominees is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designed by the Board, taking into account a recommendation by the Nominating and Corporate Governance Committee, if any, to fill the vacancy.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The Class III director nominees receiving the highest number of affirmative votes will be elected. The nominees have agreed to serve if elected. Our management has no reason to believe that the nominee will be unable to serve.

Biographical Information

Biographical information concerning each of the Class I director whose term of office expires at the 2017 Annual Meeting of Stockholders is set forth below.

Name	Age	Principal Business Experience

Jeff Himawan, Ph.D.	51	Jeff Himawan, Ph.D. has served as a director since January 2006 and became Chairman of the Board of Directors in March 2007. Dr. Himawan is a Managing Director of Essex Woodlands Health Ventures, L.P., which he joined in 2001. Essex Woodlands Health Ventures and its affiliates own approximately 3.7% of our Common Stock. Prior to joining Essex Woodlands Health Ventures, Dr. Himawan was Managing Director and Co-founder of Seed-One Ventures, LLC. Prior to Seed-One Ventures, he was a scientist in academic and industrial settings. He has served as a director of Horizon Pharma, Inc., a company listed on The NASDAQ Stock Market, since 2007. Dr. Himawan also served as a member of the Board of Iomai Corporation (now Intercell USA, Inc.) from 2002 to 2007. Dr. Himawan holds a B.S. in biology from the Massachusetts Institute of Technology and a Ph.D. in biological chemistry and molecular pharmacology from Harvard University. Based on his background in corporate finance and capital raising and his extensive experiences in the biotechnology industry, the Board believes Dr. Himawan has the appropriate set of skills to serve as a member of our Board.

Biographical information concerning the Class II director whose term of office expires at the 2018 Annual Meeting of Stockholders is set forth below.

Name	Age	Principal Business Experience

Yuichi Iwaki, M.D., Ph.D.	66	Yuichi Iwaki, M.D., Ph.D. is a founder and served as the Chairman of the Board of Directors from our inception in September 2000 to March 2007, becoming Executive Chairman in July 2005, Acting Chief Executive Officer as of September 2005 and President and Chief Executive Officer as of March 2006. From September 2001 until January 2007, Dr. Iwaki also served as our consultant in connection with financing transactions and business development activities. Dr. Iwaki was a member of the Board of Avigen, Inc. from 1994 to 2008. He holds three professorships at the University of Southern California School of Medicine in the Departments of Urology, Surgery and Pathology and has been Director of the Transplantation Immunology and Immunogenetic Laboratory since 1992. Dr. Iwaki is also a visiting professor at the Toho University School of Medicine. Prior to joining the faculty at the University of Southern California School of Medicine, Dr. Iwaki held two professorships at the University of Pittsburgh School of Medicine in the Departments of Surgery and Pathology from 1989 through 1991. Dr. Iwaki received both his M.D. and Ph.D. degrees from Sapporo Medical School in Sapporo, Japan. Dr. Iwaki is the author of more than 200 peer-reviewed publications and more than 40 book chapters. Dr. Iwaki has been advising pharmaceutical companies and venture capital funds regarding research and investment strategies for over 30 years and serves on the board of directors of several biotechnology companies. Based on his medical background, relationships with leading Japanese biotechnology companies and extensive experiences as a professor and as an advisor to pharmaceutical companies, the Board believes Dr. Iwaki has the appropriate set of skills to serve as a member of our Board.

Biographical information concerning the Class III director nominees for election at the Annual Meeting is set forth below.

Name	Age	Principal Business Experience

Yutaka Kobayashi	52	Yutaka Kobayashi has served as a director since October 2013. He has more than 20 years of experience in business. He has served as a consultant or special advisor to various companies. In addition, he was elected a member of Upper House in Japan in 2001 and re-elected in 2007. He also served as Vice Minister of Economy, Trade and Industry in Japan in 2005. He graduated from Waseda University and was a Fellow at Nitze School of Advanced International Studies at Johns Hopkins University. Based on his significant leadership experience in the Japan legislature and his extensive business experience, the Board believes Mr. Kobayashi has the appropriate set of skills to serve as a member of our Board.

Yoshio Ishizaka	76	Yoshio Ishizaka has served as a director since April 2014. He has 50 years of experience in marketing and product development with Toyota Motor Corporation (TMC). His international experience includes assignments in Japan, Europe and the U.S. Mr. Ishizaka started his career at TMC after graduating with a degree in law from the Hitotsubashi University in Japan. He served as Senior Vice President and Chief Coordinating Officer at Toyota Motor Sales, U.S.A, Inc. (TMS) from 1986 to 1990 and was instrumental in the development of the Lexus Division. He accepted the appointment of General Manager of TMC’s Europe Division in 1990 where he built an integrated, local organization in Europe. In 1992, he was named to TMC’s Board of Directors and returned to TMS U.S.A. to serve as President from 1996 to 1999. He returned to Japan in 1999, whereupon he was promoted to Senior Managing Director in charge of overseas operations. In 2001, he was promoted to Executive VP in overseas operations for TMC, and in 2005, became Senior Advisor to the TMC Board. The Board believes Mr. Ishizaka has the appropriate set of skills to serve as a member of our Board based on his extensive experience in marketing and product development with a large international company.

The Board recommends a vote “FOR” election of Messrs. Kobayashi and Ishizaka as Class III Directors.

CORPORATE GOVERNANCE

Director Independence

As required under NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent” as affirmatively determined by the Board. The Board of Directors consults with our outside counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and MediciNova, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following three directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Himawan and Messrs. Ishizaka and Kobayashi. In making this determination, the Board found that none of the above directors had a material or other disqualifying relationship with us. Dr. Iwaki, our President and Chief Executive Officer, is not independent under the NASDAQ rules by virtue of his current employment with us.

Nominations for Directors

The Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of experience, perspectives and skills. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election. The Nominating and Corporate Governance Committee will select candidates for election as director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The satisfaction of these criteria is implemented and assessed through ongoing consideration of the directors and nominees by the Nominating and Corporate Governance Committee and the Board. Based on these activities and its review of the current composition of the Board and the director-nominee, the Nominating and Corporate Governance Committee and the Board believe that these criteria have been satisfied.

The Nominating and Corporate Governance Committee believes that nominees for director should have relevant experience, such as experience in management or accounting and finance or industry and technology knowledge that may be useful to us and the Board, high personal and professional ethics and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. Diversity in professional experience, skills and other individual qualities and attributes that contribute to Board heterogeneity are among the factors that the Nominating and Corporate Governance Committee typically takes into account and seeks to foster in identifying nominees so that members of the Board represent different viewpoints and backgrounds.

The Nominating and Corporate Governance Committee believes it appropriate for a majority of the members of the Board to meet the definition of “independent director” under the NASDAQ Marketplace Rules. The Nominating and Corporate Governance Committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of the Board.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate a director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by the Nominating and Corporate Governance Committee members, other Board members, members of management, any executive search firm engaged by the Nominating and Corporate Governance Committee and stockholders. Once a slate of candidates is chosen by the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee recommends the candidates to the entire Board, and the Board then determines whether to designate the slate to be elected at the annual meeting of stockholders.

The Nominating and Corporate Governance Committee evaluates any nominees recommended by stockholders in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. A stockholder who wishes to suggest a prospective nominee for the Board should notify any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate, which should be sent to our corporate headquarters at 4275 Executive Square, Suite 650, La Jolla, California 92037.

In addition, our Amended and Restated Bylaws, or the Bylaws, contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at the annual meeting of stockholders. In order to be considered, a recommendation for a candidate by a stockholder must be timely delivered in writing to us and otherwise comply with the provisions of the Bylaws. The recommendation must include the following written information: the name, contact information and share ownership information for the candidate and the stockholder making the nomination and the citizenship information of the nominee and other information about the nominee that must be disclosed proxy solicitations under Section 14 of the Exchange Act and the related rules and regulations under that section. The Nominating and Corporate Governance Committee may also require any proposed nominee to furnish such other information as may reasonably be required by the Nominating and Corporate Governance Committee to determine the eligibility of such proposed nominee to serve as director. The recommendation should be sent to: Nominating and Corporate Governance Committee, MediciNova, Inc., 4275 Executive Square, Suite 650, La Jolla, California 92037. You can obtain a copy of the Bylaws by writing to us at this address.

Board Leadership Structure and Risk Oversight Function of the Board

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that Board leadership structure may vary as circumstances warrant. The leadership structure of our Board currently consists of an independent Chairman of the Board who oversees the Board and works closely with our Chief Executive Officer regarding Board matters. Our Chairman, Dr. Himawan, does not serve as our Chief Executive Officer as we believe this structure enhances the independence of our Board. Each of our Board committees is chaired by a different director who reports to the full Board on the activities and decisions made by the committees. We believe this leadership structure, with separate roles of Chairman and Chief Executive Officer and different directors chairing all of our committees, helps to facilitate efficient decision-making and communication among our directors.

Subject to active oversight by the Board, our management is primarily responsible for managing the risks we face in the ordinary course of operating our business. Our Board receives operations and strategic presentations from management, which presentations include discussions of the principal risks to our business. In addition, the Board has delegated certain risk oversight functions to each of its committees.

The Audit Committee assists the Board in risk oversight functions related to specific areas such as treasury management, equity administration and contracts policy. The Audit Committee also reviews and discusses with management our system of disclosure controls and procedures and our internal controls over financial reporting. The Compensation Committee assists the Board in risk oversight functions related to our compensation policies and programs and employee retention issues. The Nominating and Corporate Governance Committee assists the Board in risk oversight functions related to important compliance matters, including periodic reviews of the Code of Ethics and Code of Business Conduct to ensure compliance with applicable securities laws and regulations and stock market rules. We believe that this leadership structure enhances our efficiency in fulfilling our oversight functions with respect to our business and facilitates division of risk management oversight responsibilities among the full Board, each of its committees and our management team.

Communications

If you wish to communicate with the Board, you may send your communication in writing to: Chairman of the Board of Directors, MediciNova, Inc., 4275 Executive Square, Suite 650, La Jolla, California 92037, who will forward all material communications received to the appropriate director or directors or committee of the Board based on the subject matter. You must include your name and address in the written communication and indicate whether you are a stockholder of us.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics for Senior Officers for the Chief Executive Officer, Chief Financial Officer and key management employees who have been identified by the Board. We also have adopted a Code of Business Conduct that applies to employees, consultants, representatives, officers and directors. Each of the Code of Ethics for Senior Officers and Code of Business Conduct may be found under the Investor Relations-Corporate Governance section of our website at www.medicinova.com. We will post on our website (i) any waiver, if and when granted, to any provision of the Code of Ethics for Senior Officers or Code of Business Conduct (for executive officers or directors) and (ii) any amendment to the Code of Ethics for Senior Officers or Code of Business Conduct.

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings and Committees

The Board held 8 meetings during the year ended December 31, 2015. Each Board member attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served during the portion of the last fiscal year for which he was a director or committee member. We encourage, but do not require, our directors to attend the annual meetings of stockholders. One of our directors attended the 2015 Annual Meeting of Stockholders.

Independent Directors and Audit Committee

The members of the Audit Committee each meet the independence standards established by the U.S. Securities and Exchange Commission, or the SEC, and NASDAQ for audit committees. Each member of the Audit Committee has been selected by the Board based on its determination that the Audit Committee members are fully qualified to monitor the performance of management, the public disclosures by us of our financial condition and results of operations, our internal control over financial reporting and the performance of our independent registered public accounting firm, as well as to analyze and evaluate our financial statements. The Board believes that Mr. Ishizaka, Chairman of the Audit Committee, fulfills the requirements of NASDAQ’s Marketplace Rule 5605(c)(2), which requires at least one Audit Committee member have past employment experience in finance or accounting that results in the individual’s financial sophistication. The Board of Directors has also determined that Mr. Ishizaka qualifies as an “audit committee financial expert,” as defined in applicable SEC rules, and also possesses the financial sophistication and requisite experience as required under NASDAQ listing standards, based on his significant financial and operational experience.

Board Committees and Charters

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Nominating Committee determines the composition of these committees. Each member of these committees is an independent director in accordance with the applicable rules and regulations of the SEC and the NASDAQ listing standards. Each committee is governed by a written charter approved by the Board. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.medicinova.com. The number of members, names of current members, number of meetings held during the last fiscal year and functions of each committee are set forth below:

Audit Committee

Number of Members:	Three

Members:	Mr. Ishizaka (Chairman) Dr. Himawan Mr. Kobayashi

Number of Meetings:	Seven

Functions:	The Audit Committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing its reports regarding our consolidated financial statements and system of internal accounting control over financial reporting. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm and for ensuring that such firm is independent of management.

Compensation Committee

Number of Members:	Three

Members:	Dr. Himawan (Chairman) Mr. Ishizaka Mr. Kobayashi

Number of Meetings:	Two

Functions:	The Compensation Committee determines our general compensation policies and practices. The Compensation Committee also reviews and approves compensation packages for our officers and, based on such review, recommends overall compensation packages for the officers to the Board. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock incentive and employee stock purchase plans.

Compensation Committee Processes and Procedures:	Typically, the Compensation Committee meets several times a year. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee did not engage any outside consultant as a compensation consultant.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and analysis of executive and director compensation paid at other companies.

Nominating and Corporate Governance Committee

Number of Members:	Three

Members:	Mr. Kobayashi (Chairman) Dr. Himawan Mr. Ishizaka

Numbers of Meetings:	One

Functions:	The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board. The Nominating and Corporate Governance Committee also oversees our corporate governance guidelines and reporting and makes recommendations to the Board concerning corporate governance matters.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. Our Audit Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented

We have entered into indemnification agreements with each of our executive officers and directors. In addition, our executive officers and directors are indemnified under the General Corporation Law of the State of Delaware and our Bylaws to the fullest extent permitted under Delaware law. We also have a directors’ and officers’ liability insurance policy that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

In connection with the appointment of Esther van den Boom’s appointment as our Chief Financial Officer on April 8, 2014, we entered into an engagement agreement with the accounting services firm of van den Boom & Associates, LLC. Ms. van den Boom is the owner of van den Boom & Associates, LLC. The agreement was renewed on April 3, 2015 and had a one-year term which expired on March 31, 2016. During the fiscal year ended December 31, 2015, we paid van den Boom & Associates, LLC an aggregate of $272,968, which included the payment reflected in the Summary Compensation Table for Ms. van den Boom’s service as our Chief Financial Officer, as well as the services of a controller and/or other staff-level accounting personnel. Ms. van den Boom ceased to serve as our Chief Financial Officer effective March 31, 2016.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of Ernst & Young, LLP

On June 30, 2015, our Board of Directors approved the dismissal of Ernst & Young, LLP, or EY, as our independent registered public accounting firm.

EY’s reports on the consolidated financial statements of the Company for the fiscal years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years ended December 31, 2014 and 2013, and the subsequent interim period through June 30, 2015, the date of EY’s dismissal, there were no: (1) disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference in connection with its opinion to the subject matter of the disagreement, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). We provided EY with a copy of our Current Report on Form 8-K disclosing the dismissal of EY, and EY furnished us with a letter dated July 2, 2015, addressed to the SEC, stating it agreed with the statements made above.

Engagement of BDO USA, LLP

On June 30, 2015, our Board of Directors approved the engagement of BDO USA, LLP, or BDO, as our independent registered public accounting firm for the fiscal year ended December 31, 2015. The Audit Committee has selected BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2016. A representative of BDO is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by the Bylaws or otherwise, we are submitting the selection of BDO to the stockholders for ratification to permit stockholders to participate in this important corporate decision.

During the fiscal years ended December 31, 2014 and 2013, and through June 30, 2015, neither we nor anyone on our behalf consulted with BDO regarding (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement with EY on accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of EY, would have caused them to make reference to the matter in their report, or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K of the SEC’s rules and regulations.

Principal Accountant Fees and Services

The following table presents fees paid by us for professional services rendered by BDO and EY for the fiscal years ended December 31, 2015 and 2014, as applicable.

	Fiscal Year Ended December 31,
	BDO	EY
	2015	2015	2014
Audit Fees (1)	$215,762	$202,658	$518,382
Tax Fees (2)	—	—	—
Other Fees (3)	—	—	—

Total	$215,762	$202,658	$518,382

(1)	Audit fees consisted of fees paid for professional services for the audit of our financial statements and services normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements including a report on internal controls.

(2)	Neither BDO nor EY rendered professional services for federal, state or international tax compliance.

(3)	Neither BDO nor EY rendered any non-audit related professional services.

Pre-Approval Policy and Procedures

It is our policy that all audit and non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee. The Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any service that such firm would be prohibited from providing under the rules and regulations of the SEC and the applicable NASDAQ Marketplace Rules. In assessing whether to approve use of our independent registered public accounting firm for permitted non-audit services, the Audit Committee tries to minimize relationships that could impair the objectivity of such firm. The Audit Committee will approve permitted non-audit services by our independent registered public accounting firm only when it will be more effective or economical to have such services provided by such firm and where the nature of the services will not impair such firm’s independence. During the fiscal years ended December 31, 2015 and 2014, all audit services performed by our independent registered public accounting firm were approved in advance by the Audit Committee or the Board, and there were no non-audit services.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm for us. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent account firm at any time during the subsequent year if the Board determines that such a change would be in the best interests of MediciNova and our stockholders.

The Board recommends a vote “FOR” ratification of appointment of BDO USA, LLP as our independent registered public accounting firm.

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company’s stockholders are entitled to cast an advisory vote on the compensation of our named executive officers (“Say-on-Pay”), as described more fully in the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis” (or “CD&A”) and the related tables and narrative.

Our executive compensation program is designed to attract and retain a talented team of executives who can deliver on our commitment to build long-term stockholder value. The Compensation Committee believes our program is competitive in the marketplace, links pay to performance by rewarding our named executive officers for achievement of short-term and long-term financial and strategic goals, and aligns the interests of our named executive officers with the long-term interests of our stockholders by providing performance based stock option awards.

The Compensation Committee has thoughtfully developed our executive compensation programs and established the compensation paid to our named executive officers to link pay to performance and provide an appropriate balance of short-term and long-term incentives that are aligned with long-term stockholder interests.

The Say-on-Pay vote is advisory, and therefore nonbinding on the Company. However, the Compensation Committee values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions. Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that MediciNova, Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Company’s Compensation Discussion and Analysis, tabular disclosures, and other narrative disclosures in this Proxy Statement for the 2016 Annual Meeting of Stockholders.”

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

EXECUTIVE OFFICERS

The following table sets forth certain information, as of the date of this Proxy Statement, regarding each of our executive officers.

Name	Position	Age	Principal Business Experience
Yuichi Iwaki, M.D., Ph.D.	President and Chief Executive Officer	66

Yuichi Iwaki, M.D., Ph.D. is a founder and served as the Chairman of the Board of Directors from our inception in September 2000 to March 2007, becoming Executive Chairman in July 2005, Acting Chief Executive Officer as of September 2005 and President and Chief Executive Officer as of March 2006. He served as Acting Chief Financial Officer from November 2013 to April 2014. From September 2001 until January 2007, Dr. Iwaki also served as our consultant in connection with financing transactions and business development activities. Dr. Iwaki was a member of the Board of Avigen, Inc. from 1994 to 2008. He holds three professorships at the University of Southern California School of Medicine in the Departments of Urology, Surgery and Pathology and has been Director of the Transplantation Immunology and Immunogenetic Laboratory since 1992. Dr. Iwaki is also a visiting professor at the Toho University School of Medicine. Prior to joining the faculty at the University of Southern California School of Medicine, Dr. Iwaki held two professorships at the University of Pittsburgh School of Medicine in the Departments of Surgery and Pathology from 1989 through 1991. Dr. Iwaki received both his M.D. and Ph.D. degrees from Sapporo Medical School in Sapporo, Japan. Dr. Iwaki is the author of more than 200 peer-reviewed publications and more than 40 book chapters. Dr. Iwaki has been advising pharmaceutical companies and venture capital funds regarding research and investment strategies for over 30 years and serves on the board of directors of several biotechnology companies. Based on his medical background, relationships with leading Japanese biotechnology companies and extensive experiences as a professor and as an advisor to pharmaceutical companies, the Board believes Dr. Iwaki has the appropriate set of skills to serve as a member of our Board.

Masatsune Okajima	Vice President and Head of Japanese Office	48	Masatsune Okajima was appointed as our Vice President and Head of Japanese Office in September 2006. Prior to joining us, he served as Deputy General Manager at Daiwa Securities SMBC Co., Ltd. since 2002. From 1999 through 2002, Mr. Okajima served as Manager, Daiwa Securities SB Capital Markets Co., Ltd. (now Daiwa Securities SMBC Co., Ltd.). From 1996 to 1999, Mr. Okajima served as Manager, Sumitomo Capital Securities Co., Ltd. and between 1991 and 1996 Mr. Okajima served in various positions at Sumitomo Bank, Ltd. (now Mitsui Sumitomo Bank). Mr. Okajima received a B.S. degree from the Department of Science and Technology, Tokyo Science University.

Kazuko Matsuda, M.D., Ph.D., MPH	Chief Medical Officer	49	Kazuko Matsuda was appointed as our Chief Medical Officer on September 1, 2011. Dr. Matsuda served as our Vice President of Clinical Development from April 2010 to September 2011. Dr. Matsuda has responsibility for all of our clinical development. From August 2008 to November 2009, Dr. Matsuda served as an assistant professor with the University of Southern California, Keck School of Medicine. From August 2005 to July 2008, Dr. Matsuda served as Clinical Fellow with the Children’s Hospital Los Angeles. Dr. Matsuda commenced her residency in internal medicine/pediatrics at Michigan State University and completed a pediatric residency at Loma Linda University. Dr. Matsuda is a board certified pediatrician in both the United States and Japan. Dr. Matsuda holds an M.D. and Ph.D. from Sapporo Medical University School of Medicine and an MPH from Harvard University, School of Public Health.

Geoffrey O’Brien, J.D./M.B.A.	Vice President	47	Geoffrey O’Brien was promoted to Vice President in October 2013, having previously served as our Senior Director, Business Development and Strategic Planning since 2012, and as Director, Business Development since 2009. Prior to joining us, Mr. O’Brien was an equity research analyst covering pharmaceutical and biotechnology companies at several investment banks including UBS Securities, Nomura Securities, and Punk Ziegel, working at the Vice President level from 2004 to 2008. He was also a healthcare investment banker at Donaldson, Lufkin & Jenrette/Credit Suisse First Boston. Prior to graduate school, he worked on the successful development of a biotechnology product at The Liposome Company. Mr. O’Brien received a B.S. in chemistry, cum laude, from the University of Delaware and completed his J.D. and M.B.A. simultaneously at Vanderbilt Law School and Owen Graduate School of Management at Vanderbilt University.

Ryan Selhorn, CPA	Chief Financial Officer	34	Ryan Selhorn was appointed our Chief Financial Officer effective March 31, 2016. Mr. Selhorn joined the accounting services firm of Signature Analytics San Diego LLC as the Vice President Operations in July 2013 after spending 10 years with Grant Thornton LLP, most recently as a Senior Manager in the audit practice and then in the national Mergers and Acquisitions Group. He has experience working with both public and private companies in many industries including life sciences, biotech, and medical devices. Mr. Selhorn is a licensed certified public accountant and received his Bachelor’s degree in accounting and finance from Georgetown University.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions with the Company’s management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Jeff Himawan, Ph.D. (Chairman)
Yoshio Ishizaka
Yutaka Kobayashi

* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Our principal executive officer, our principal financial officer and the three other most highly compensated executive officers for the year ended December 31, 2015 (the “Named Executive Officers”) were:

•	Yuichi Iwaki, M.D., Ph.D., our President and Chief Executive Officer;
•	Kazuko Matsuda, M.D., Ph.D., our Chief Medical Officer;
•	Masatsune Okajima, our Vice President and Head of Japanese Office;
•	Geoffrey O’Brien, J.D./M.B.A., our Vice President; and
•	Esther van den Boom, CPA, our Chief Financial Officer. Ms. van den Boom ceased to serve as our Chief Financial Officer effective March 31, 2016.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CDA, describes our compensation philosophy, policies and practices with respect to our Named Executive Officers for the year ended December 31, 2015 and for the current fiscal year. It includes information regarding our overall compensation objectives and each element of compensation that we provide.

The principal elements of our executive compensation programs are base salary, cash bonus potential and equity awards. The executive officers also receive certain perquisites and other benefits such as participation in a 401(k) Plan with employer matching contributions and health plans that are generally available to all of our employees. Our objective is that the total compensation paid to Named Executive Officers and other employees should fairly reflect the value of their services and their contributions to our success. Our executive compensation practices recognize the caliber, level of experience and performance of management and include meaningful incentives to maximize our financial and operational objectives.

The Compensation Committee, or Committee, is composed entirely of independent directors, as determined by the Board, in accordance with NASDAQ rules. The Committee has the responsibility for establishing, implementing and monitoring adherence to our executive compensation policies and practices. The Committee reviews and approves base salary and bonus compensation for our Named Executive Officers and the compensation of our non-employee directors, and oversees the various broad-based, benefit plans we offer to employees as a whole. Periodically, the Committee reviews comparable compensation data from internal and third party sources, however we did not compare our compensation levels to those of any particular companies in setting executive compensation for 2015 or 2016. We do intend once again to engage an independent compensation consultant to provide benchmarking data for use by the Committee in its deliberations relating to the setting of 2017 remuneration. The CEO submits recommended compensation levels for all executive officers to the Committee for its review and approval.

The Committee has the discretion to modify any compensation recommendations made by the CEO. The Committee’s responsibilities are further defined in the Committee’s charter. Our stockholders last approved the compensation of our Named Executive Officers in 2013, and the Committee believes such approval indicated that our executive compensation programs and process are appropriate for a company of the size and stage of development such as ours. According to SEC rules, at the 2016 annual meeting of stockholders, we are again seeking stockholder approval for the compensation paid to our Named Executive Officers during the last fiscal year.

The Role of Our Executives in the Compensation Process

Although the compensation process is managed and directed by, and decisions are made by, the Committee, the recommendations of the Chief Executive Officer are taken into account in connection with setting the compensation of all executive officers, including his own. None of the other Named Executive Officers make any recommendations with respect to the compensation of any of our Named Executive Officers.

Compensation Philosophy and Policies

The Committee has designed our compensation program fairly to compensate our Named Executive Officers for the value of their services and their contributions to our success as well as to provide incentives for achievement of our operating and financial objectives. Our compensation program is relatively simple. It has only three elements: base compensation, an annual cash bonus potential based upon the accomplishment of Company and/or personal objectives, and equity compensation. Some of the equity awards made by the Committee have been performance-based, vesting if and only if goals established in advance are met within the discretion of the Committee during a pre-determined period, while other equity awards vest over time, conditioned upon continued service. All grants of equity awards are made at fair market value at the date of grant, and require appreciation in stock price for the executives to realize value.

The base compensation, cash bonus potential and equity awards for the Named Executive Officers reflect their differing levels of responsibility. The Committee recognizes that the three elements of our compensation program serve different compensation objectives. The Committee believes that: (i) base salaries, which are based primarily on the practices of similar companies and within the local market, are designed to attract and retain our executives; (ii) bonuses and equity awards are designed to motivate our executives to achieve particular results set by the Committee and to align their interests with those of other stockholders; and (iii) other elements of compensation, such as standard employee benefits and perquisites, are primarily based on market practices.

We have a 2013 Equity Incentive Plan (the “Plan”), under which we have granted stock options to employees, directors and one non-employee officer. We have made grants of options that vest solely as a function of time, as well as grants of options that vest, if at all, only based upon accomplishment of specific goals established at the beginning of the period in question. All grants of stock options are granted with an exercise price equal to the closing market price on The NASDAQ Stock Market on the date of grant. We believe that the grant of stock options puts the interests of option holders squarely in line with stockholders, and that the grant of performance vested stock options aligns the goals of the option holders with the objectives set for the Company. The Committee’s philosophy for other benefits, such as general retirement and health benefits, is to make these benefits available to all employees on a non-discriminatory basis.

Compensation of Our Named Executive Officers

This section describes the various elements of our compensation programs as they apply to our NEOs, with a discussion of the Committee’s reasons setting the levels of compensation for the CEO and the other NEOs.

Base Salary. The Committee believes that base salaries must remain in a competitive range to attract and retain capable management. The Committee reviews these salary levels annually for each NEO, on a case-by-case basis, based on the position, the individual level of responsibility and performance, an NEO’s tenure with the Company, and the unique value and historical contributions made to our success. The Committee reviews salaries each year as part of our annual performance review process as well as upon a promotion or other change in job responsibility. Typically base salary levels have been adjusted only as a function of increases in cost-of-living, if at all, other than in the case of promotion and/or change in responsibilities. The Committee reviews base salary recommendations from the CEO for all our NEOs. The beliefs of the CEO and the Committee regarding base salary levels are based on their collective knowledge and are informed periodically by reviewing formal compensation surveys.

Based upon this review process and upon the recommendation of the CEO, the Committee increased the base compensation for Dr. Kazuko Matsuda, Chief Medical Officer, from $293,600 to $344,700 effective January 1, 2015. This change was the result of Dr. Matsuda’s enhanced responsibility for a number of clinical trial programs that we are conducting. The Committee kept the base salaries of the other Named Executive Officers and other employees at their prior level, subject to cost-of-living increases of 2.8% for fiscal 2015. The Committee increased base salary levels for all Named Executive Officers and other employees effective January 1, 2016 by 0.8%. With these adjustments, the Named Executive Officer base salaries for fiscal 2016 are: Dr. Iwaki $523,042; Dr. Matsuda $347,458; Mr. Okajima $304,184; and Mr. O’Brien $259,056. We paid Ms. van den Boom pursuant to her Consulting Agreement with the Company. The Committee believes that the base salaries for our Named Executive Officers are based on levels commensurate with amounts paid to executives with comparable qualifications at companies engaged in similar businesses or in the same region and of similar size.

Cash Bonus Compensation. We have traditionally provided our Named Executive Officers with the opportunity to earn incentive cash compensation in the form of cash bonuses. These cash bonus opportunities for 2015 allowed for Dr. Iwaki, our Chief Executive Officer, to earn a cash bonus of up to 50% of his base salary, and for Dr. Matsuda and Messrs. Okajima and O’Brien to earn cash bonuses of up to 35% of their base salary. These target incentive award amounts for each executive officer were determined based upon consideration of the individual officer’s potential impact on our operating and financial results and on market pay practices. Ms. van den Boom was not eligible for cash bonus compensation pursuant to her Consulting Agreement. Cash bonus entitlement is based upon the extent to which the Company achieves performance objectives (both operational and financial) set at the beginning of each year. While awards are determined by reference to these pre-determined objectives, the final award amounts to executive officers were not guaranteed and could be adjusted in the sole discretion of the Committee after review of the year’s accomplishments. In December 2014, the Committee established the following weighted objectives as 2015 Goals:

2015 Goals:

Project Goals (75%)

●	MN-166 (45%)

(i)	Complete Enrollment in MS Study (Q2) (20%)
(ii)	Complete Enrollment in ALS Study (Q2) (15%)
(iii)	Complete 50% Enrollment in Meth Amphetamine Study (Q4) (5%)
(iv)	Complete 75% Enrollment in Opioid Dependence Study (Q4) (2.5%)
(v)	Complete Enrollment in Alcohol Dependence Study (Q4) (2.5%)

●	MN-001 (25%)

(i)	Initiate Study in NASH or similar (Q4) (15%)
(ii)	Initiate Study in IPF (Q4) (10%)

●	MN-029 (5%)

(i)	Achieve Development Progress Without Expenditure of Company Resources

Financial Goal (25%)

●	Have $12 MM Cash Balance (two years’ G&A) at year-end

In January 2016, the Committee determined that the 2015 Goals had been met or exceeded, with the exception of the project goal attributable to MN-029. However the Committee determined that the substantial amount of cash raised by the Company during 2015 far exceeded the applicable financial goal, justifying entitlement to the full potential cash bonus amounts.

Equity Awards. In December 2014, the Committee made grants of stock options vesting over three years to purchase 120,000 shares to Dr. Matsuda and 15,000 shares to each of Messrs. Okajima and O’Brien in recognition of the value of their services and upcoming priorities to be undertaken by the Company in 2015. In January 2015, the Committee granted performance-based stock options as follows: Dr. Iwaki 250,000 shares; Dr. Matsuda 125,000 shares; and Messrs. Okajima and O’Brien each 105,000 shares. In determining the size of these equity awards, the Committee considered the status of our executive officers’ then-outstanding awards, our corporate performance for the last year and the expected contributions to future corporate performance. The Committee also considered the overall share reserve available under our equity plan and the equity plan “burn” rates of market references. The performance vesting, as with eligibility for cash bonus compensation, was based upon achievement of the same 2015 Goals described above under “Cash Bonus Compensation—2015 Goals.” While vesting is determined by reference to these pre-determined objectives, the final vesting determination for the executive officers was not guaranteed and could be adjusted in the sole discretion of the Committee after review of the year’s accomplishments.

In January 2016, the Committee determined that the 2015 Goals had been met or exceeded, with the exception of the project goal attributable to MN-029. However the Committee determined that the substantial amount of cash raised by the Company during 2015 far exceeded the applicable financial goal, justifying full vesting of entitlement to the performance-based stock options. Also in January 2016, the Committee granted stock options vesting over three years to our NEOs in recognition of achievement of 2015 Goals as follows: Dr. Iwaki 120,000 shares; Dr. Matsuda 100,000 shares; and Messrs. Okajima and O’Brien 30,000 shares. The size of these equity awards were determined with reference to the same factors discussed above.

Perquisites and Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical and dental insurance plans, a life insurance plan, a 401(k) plan and an employee stock purchase plan, in each case on the same basis as our other employees. Under our 401(k) plan, we may, at our discretion, make matching contributions based on eligible compensation deferred into the plan each payroll period. Historically, we have matched a portion of the participant’s contributions in the amount of 100 % of elective deferrals up to a maximum of 6% of eligible compensation after three months of service. The employee stock purchase plan permits full-time employees to purchase common stock through payroll deductions (which cannot exceed 15% of each employee’s compensation) at the lower of 85% of fair market value at the beginning of the offering period or the end of each six-month offering period.

Employment, Severance and Change in Control Agreements

We have employment agreements in place with Dr. Iwaki and Mr. Okajima, both long-standing employees of the Company, as described below under “Employment Agreements.” We do not otherwise have a formal written employment agreement in place with any of our other Named Executive Officers other than Ms. van den Boom, with whom we had a consulting agreement in connection with her services as Chief Financial Officer. The Committee believes that maintenance of severance protection agreements with our Named Executive Officers (other than Ms. van den Boom) as described below under “Severance Protection Agreements” is an important means to retain our key employees and to assure their pursuit of activities intended to maximize stockholder value, regardless of the possible effect upon their employment in the circumstance of a change in control.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any year with respect to any NEO unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have never exceeded the deductible amount for any Named Executive Officer. We believe that there may be circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Assessment of Risk

The Compensation Committee annually reviews the elements of Named Executive Officer compensation, and as part of that review considers whether the overall program encourages excessive risk taking. The Compensation Committee’s current assessment is that although a substantial portion of compensation provided to our Named Executive Officers is performance-based, we do not believe our compensation programs encourage excessive or unnecessary risk taking. The Compensation Committee believes that the design of these compensation programs encourages our Named Executive Officers to remain focused on both short-term and long-term strategic goals. Safeguards integrated into the Company’s compensation practices include: (1) the balance of short-term and long-term incentive compensation; (2) the use of time-based or performance-based vesting criteria in long-term incentive awards to align holders’ interests with the Company’s long-term prospects; (3) the use of multiple performance metrics, each linked to overall Company progress as opposed to narrow targets; and (4) the reservation of Compensation Committee discretion to determine amounts payable under the cash incentive and performance-based equity award programs.

2015 SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2015, 2014 and 2013, compensation awarded to, paid to, or earned by, the Named Executive Officers. Information for Mr. O’Brien and Ms. van den Boom is provided only for the fiscal year ended December 31, 2015 because they were not Named Executive Officers prior to 2015.

Name and Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)

Yuichi Iwaki, M.D., Ph.D. President and Chief and Executive Officer(7)	2015	$518,891	$510,850	$259,445	$15,900(3)	$1,305,086
	2014	$504,758	—	$252,379	$11,961(3)	$ 769,098
	2013	$504,758	$957,100	$138,808	$14,700(3)	$1,615,366

Kazuko Matsuda, M.D., Ph.D. Chief Medical Officer	2015	$344,700	$255,425	$120,645	$ 9,100(4)	$ 729,870
	2014	$293,550	$270,898	$102,743	$15,600(4)	$ 682,791
	2013	$293,550	$541,150	$ 56,508	$23,803(4)	$ 915,011

Masatsune Okajima Vice President and Head of Japanese Office	2015	$301,769	$214,557	$105,619	$15,887(5)	$ 637,832
	2014	$293,550	$ 33,862	$102,743	$17,518(5)	$ 447,673
	2013	$293,550	$541,150	$ 56,508	$18,437(5)	$ 909,645

Geoffrey O’Brien, J.D./M.B.A. Vice President	2015	$257,000	$214,557	$ 89,950	$15,900(6)	$ 577,407

Esther van den Boom, CPA Former Chief Financial Officer(8)	2015	$ 95,100	$—	$—	$—	$ 95,100

(1)	Amounts in the Option Awards column reflect the grant date fair value as calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. See Note 8, “Share-based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the relevant assumptions used to determine the valuation of awards.

(2)	Represents performance-based cash incentive payments.

(3)	Includes 401(k) employer matching contributions ($15,900 for 2015, $11,961 for 2014 and $14,700 for 2013). Excludes long-term disability insurance and health insurance premiums, both of which are generally available to all employees on a non-discriminatory basis.

(4)	Includes 401(k) employer matching contributions ($9,100 for 2015, $15,600 for 2014 and $14,700 for 2013) and amounts paid in connection with Dr. Matsuda’s commuting expenses (grossed-up) from her primary residence to MediciNova’s corporate headquarters ($0 for 2015, $0 for 2014 and $9,103 for 2013). Excludes long-term disability insurance and health insurance premiums, both of which are generally available to all employees on a non-discriminatory basis.

(5)	Includes a Japanese benefits adjustment for long-term disability and life insurance as stipulated in Mr. Okajima’s employment agreement and as required by Japanese law with respect to pension and welfare premium costs.

(6)	Includes 401(k) employer matching contributions ($15,900 for 2015).

(7)	Dr. Iwaki served as Acting Chief Financial Officer from November 2013 to April 8, 2014.

(8)	Ms. van den Boom is the owner of the accounting services firm of van den Boom & Associates, LLC. In connection with Ms. van den Boom’s appointment as Chief Financial Officer on April 8, 2014, we entered into an engagement agreement with van den Boom & Associates, LLC, effective April 8, 2014, for the provision of Ms. van den Boom’s services. The agreement was renewed on April 3, 2015 and had a one-year term expiring on March 31, 2016. Ms. van den Boom ceased to serve as our Chief Financial Officer effective March 31, 2016. During the fiscal year ended December 31, 2015, we paid van den Boom & Associates, LLC an aggregate of $272,968, which included the payment reflected in the Summary Compensation Table above for Ms. van den Boom’s service as our Chief Financial Officer, as well as the services of a controller and/or other staff-level accounting personnel.

2015 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2015:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)

Yuichi Iwaki, M.D., Ph.D.	1-7-15		$259,455
President and Chief and Executive Officer	1-7-15				250,000	$3.09	$510,850

Kazuko Matsuda, M.D., Ph.D.	1-7-15		$120,645
Chief Medical Officer	1-7-15				125,000	$3.09	$255,425

Masatsune Okajima	1-7-15		$105,619
Vice President and Head of Japanese Office	1-7-15				105,000	$3.09	$214,557

Geoffrey O’Brien, J.D./M.B.A.	1-7-15		$89,950
Vice President	1-7-15				105,000	$3.09	$214,557

Esther van den Boom, CPA Former Chief Financial Officer	—	—	—	—	—	—	—

(1)	Represents the annual performance-based bonus each Named Executive Officer is eligible to receive based on the individual’s target bonus, as a percentage of base salary, and Company-based performance goals. There is no maximum bonus percentage or amount established for the Named Executive Officers. Annual performance-based bonuses for 2015 awarded in early 2016 were as follows: $259,445 for Dr. Iwaki; $120,645 for Dr. Matsuda, $105,619 for Mr. Okajima and $89,950 for Mr. O’Brien.

(2)	In January 2016, the Compensation Committee approved vesting of these performance-based stock options, after having determined that the related performance goals set for 2015 had been met.

(3)	Amounts in the Option Awards column reflect the grant date fair value as calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. See Note 8, “Share-based Compensation,” in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the relevant assumptions used to determine the valuation of awards.

Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Base Salary

The compensation of our Named Executive Officers is generally determined and approved by our Compensation Committee. Base salaries for our Named Executive Officers in 2015 were as follows.

Name	2015 Base Salary
Yuichi Iwaki	$518,891
Kazuko Matsuda	$344,700
Masatsune Okajima	$301,769
Geoffrey O’Brien	$257,000
Esther van den Boom	$ - (1)

(1)	Ms. van den Boom is the owner of the accounting services firm of van den Boom & Associates, LLC. In connection with Ms. van den Boom’s appointment as Chief Financial Officer on April 8, 2014, we entered into an engagement agreement with van den Boom & Associates, LLC, effective April 8, 2014, for the provision of Ms. van den Boom’s services. The agreement was renewed on April 3, 2015 and had a one-year term expiring on March 31, 2016. Under the engagement agreement, we paid van den Boom & Associates at the rate of $250 per hour for Ms. van den Boom’s services. Ms. van den Boom ceased to serve as our Chief Financial Officer effective March 31, 2016.

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our Named Executive Officers other than Ms. van den Boom are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals.

The annual performance-based bonus each Named Executive Officer is eligible to receive is based on the individual’s target bonus, as a percentage of base salary, and defined annual corporate goals. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage and percentage attainment of defined annual corporate goals. At the end of the year, the Compensation Committee approves the extent to which we achieved the defined annual corporate goals.

Pursuant to their employment agreements or as determined by the Compensation Committee, each Named Executive Officer has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below:

Name	2015 Target Bonus
Yuichi Iwaki	50%
Kazuko Matsuda	35%
Masatsune Okajima	35%
Geoffrey O’Brien	35%
Esther van den Boom	--

The defined annual corporate goals are determined by the Compensation Committee and communicated to the Named Executive Officers each year, prior to or shortly following the beginning of the year to which they relate. The corporate goals consist of several goals that relate to our annual corporate goals and various business accomplishments which vary from time to time depending on our overall strategic objectives, but relate generally to achievement of clinical, regulatory and discovery milestones for clinical development candidates and financial goals.

For 2015, the corporate goals established and achieved included various drug development activities and objectives and financial goals. The Compensation Committee determined an achievement of 100% of the corporate goals for 2015, resulting in the following cash bonuses: $259,445 for Dr. Iwaki; $120,645 for Dr. Matsuda; $105,619 for Mr. Okajima; and $89,950 for Mr. O’Brien.

Long-Term Incentive Compensation

Our long-term, equity-based incentive awards are designed to align the interests of our Named Executive Officers and our other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our Named Executive Officers through the vesting period of the awards.

We use stock options as the primary incentive for long-term compensation to our Named Executive Officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. We generally provide initial grants in connection with the commencement of employment of our Named Executive Officers and annual retention grants thereafter.

Prior to June 2013, we granted all stock options pursuant to our 2004 Stock Incentive Plan (as amended and restated, the “2004 Plan”). All options granted under the 2004 Plan were granted at no less than the fair market value of our common stock on the date of grant of each award. Beginning in June 2013, all stock options have been granted pursuant to our 2013 Equity Incentive Plan (the “2013 Plan”). All options granted under the 2013 Plan are granted at the fair market value of our common stock on the date of grant.

Our stock option grants to our Named Executive Officers typically vest over a three or four-year period or upon the achievement of defined annual corporate goals.

See “2015 Grants of Plan-Based Awards” for option awards made to our Named Executive Officers during the last fiscal year.

Employment Agreements

Yuichi Iwaki, M.D., Ph.D. We entered into an employment agreement on April 1, 2007, as amended, with Yuichi Iwaki, M.D., Ph.D. pursuant to which he serves as our President and Chief Executive Officer. Pursuant to the agreement, which automatically renews for 12-month periods, Dr. Iwaki is currently compensated at $523,042 per year. In addition, Dr. Iwaki is entitled to the following: (i) periodic bonuses determined within the sole discretion of the Board but with reference to amounts paid to our other executives and/or employees, and (ii) grants of equity based compensation within the sole discretion of the Board. In addition, we provide Dr. Iwaki with our standard benefits and insurance coverage as is generally provided to our management. Either party may terminate the agreement at any time upon three months’ notice. In the event that Dr. Iwaki is terminated at our election upon three months’ written notice, then Dr. Iwaki is entitled to severance payments as are provided for by the employment policies we have in effect at that time; provided, however, that in lieu of the three months’ notice, we may provide Dr. Iwaki with an amount equal to 75% of his annual base salary. Additionally, if Dr. Iwaki’s employment is terminated for any reason, we have the option to engage Dr. Iwaki as a consultant on a quarterly basis. Compensation for each quarter of consulting services would be equal to 15% of Dr. Iwaki’s annual base salary. The timing of any termination payments to Dr. Iwaki under the employment agreement is subject to the applicable requirements of Section 409A of the Code and the related Treasury Regulations.

Kazuko Matsuda, M.D., Ph.D. We do not have an employment agreement in place with Dr. Matsuda.

Masatsune Okajima. We entered into an employment agreement on September 1, 2006 with Masatsune Okajima pursuant to which he serves as our Vice President and Head of Japanese Office. Mr. Okajima is currently compensated at $304,184 per year. Mr. Okajima is eligible to receive an annual discretionary performance-based bonus at the end of the year of up to 35% of his base salary. We also provide Mr. Okajima standard benefits and insurance coverage as is generally provided to our management. In addition, Mr. Okajima is entitled to a benefits adjustment of $15,000, equally divided monthly. Mr. Okajima is responsible for obtaining coverage for workers’ compensation insurance, unemployment, and pension and welfare under the Japanese system. We contribute 50% of the premium cost as required by Japanese law. Mr. Okajima employment may be terminated at any time for any reason, with or without cause. Under Japanese law, we must provide Mr. Okajima at least 30 days’ prior dismissal notice or 30 days’ pay in lieu thereof or a combination of such notice and pay requirements. In the event that Mr. Okajima is terminated by us without cause, Mr. Okajima will be entitled to receive six months of severance that will be cancelled upon Mr. Okajima’s new employment after such termination.

Geoffrey O’Brien. We do not have an employment agreement in place with Mr. O’Brien.

Esther van den Boom. We did not have an employment agreement in place with Ms. van den Boom. Ms. van den Boom is the owner of the accounting services firm of van den Boom & Associates, LLC. In connection with Ms. van den Boom’s appointment as Chief Financial Officer on April 8, 2014, we entered into an engagement agreement with van den Boom & Associates, LLC. The agreement was renewed on April 3, 2015 and had a one-year term expiring on March 31, 2016. Under the engagement agreement, we paid van den Boom & Associates at the rate of $250 per hour for Ms. van den Boom’s services. During the fiscal year ended December 31, 2015, we paid van den Boom & Associates, LLC an aggregate of $272,968, which included the payment reflected in the Summary Compensation Table above for Ms. van den Boom’s service as our Chief Financial Officer, as well as the services of a controller and/or other staff-level accounting personnel. Ms. van den Boom ceased to serve as our Chief Financial Officer effective March 31, 2016.

Our Compensation Committee believes that our executive employment agreements are appropriately designed and reasonable in light of typical executive employment agreements, and that they reflect a reasonable cost structure.

Severance Protection Agreements

On July 8, 2014, our Board of Directors approved a new form of Severance Protection Agreement (the “Agreement”) to be entered into with certain of our executive officers, including all Named Executive Officers other than Ms. van den Boom, to provide benefits in the event such executive’s employment is terminated as a result of, or in connection with, a Change in Control (as defined below) of MediciNova. On July 14, 2014, we entered into an Agreement with each of the Named Executive Officers other than Ms. van den Boom.

Pursuant to the Agreement, if the executive’s employment is terminated within 12 months following a Change in Control (i) by MediciNova for “cause” or disability, (ii) by reason of the executive’s death or (iii) by the executive other than for “good reason,” the executive will be entitled to accrued compensation and, if such termination is other than by MediciNova for “cause,” a pro rata bonus, payable in the form of a single lump sum cash payment within five days following termination of employment.

If the executive’s employment is terminated by MediciNova or by the executive for any reason other than the reasons specified above within 30 days immediately preceding a Change in Control or 12 months following a Change in Control, or if, within the 30 days immediately preceding a Change in Control there is a material adverse change in the executive’s status, position or responsibilities and the executive is subsequently terminated within the 24 months following a Change in Control, then the executive will be entitled to accrued compensation and a pro rata bonus, payable in the form of a single lump sum cash payment five days following termination of employment. In addition, upon execution and delivery of a release and waiver of claims, (a) the executive will be entitled to a cash payment equal to two times the sum of such executive’s “base salary amount” and “bonus amount,” plus the estimated premium costs of continued life insurance and disability benefits over an 18-month period, payable in a single lump sum cash payment on the 60th day following such termination of employment, and (b) we will pay the cost of medical, dental and vision continuation coverage under COBRA for the executive and any eligible dependents covered under our health care plans for an 18-month period following termination of employment. We will also provide the executive with reasonable outplacement services for the earlier of 12 months or until the executive accepts another offer of employment. In addition, vesting with respect to any unvested equity-based compensation awards will accelerate and the executive will vest in full.

As used in the Agreement, a Change in Control generally means (i) an acquisition of 40% or more of our outstanding voting securities, (ii) a change in a majority of the members of our Board of Directors in office as of January 1, 2014, (iii) a merger, substantial asset sale or similar transaction resulting in current stockholders owning 50% or less of the common stock and voting securities of MediciNova or entity resulting from such transaction or (iv) approval by our stockholders of a complete liquidation or dissolution.

Any payments or benefits we provide to the executive pursuant to the Agreement will be made in compliance with Internal Revenue Code Section 409A. If an excise tax would be imposed under the Internal Revenue Code on the payments or benefits payable to the executive pursuant to the Agreement, such payments or benefits will be reduced to the extent necessary to avoid payment of excise tax.

The original term of each Agreement was through December 31, 2014, and each Agreement automatically renews for additional one-year periods unless either party provides written notice of non-renewal by October 1 of such year.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses outstanding equity awards classified as exercisable and unexercisable as of December 31, 2015 for each of our NEOs.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh.)	Option Expiration Date

Yuichi Iwaki, M.D., Ph.D. President and Chief Executive Officer	40,000		—		$11.60	01/3/2016
	1,000		—		$13.36	05/10/2016
	20,000		—		$11.48	07/08/2016
	333,503		—		$9.73	11/11/2016
	130,000		—		$4.42	01/06/2018
	97,500		—		$2.20	01/29/2019
	58,600		—		$7.34	01/28/2020
	100,000		—		$2.54	07/12/2021
	86,250		—		$2.46	08/02/2021
	145,000		—		$4.10	05/12/2023
	40,365		22,135	(2)	$4.10	05/12/2023
	200,000		—		$2.64	12/11/2023
	250,000	(1)	—		$3.09	01/06/2025

Kazuko Matsuda Chief Medical Officer	8,000		—		$11.48	07/08/2016
	37,000		—		$4.80	07/06/2019
	11,900		—		$7.34	01/28/2020
	20,000		—		$5.13	06/13/2020
	75,000		—		$2.54	07/12/2021
	56,250		—		$2.46	08/02/2021
	60,000		—		$2.30	08/31/2021
	80,000		—		$4.10	05/12/2023
	27,448		15,052	(2)	$4.10	05/12/2023
	105,000		—		$2.64	12/11/2023
	40,000		80,000	(3)	$3.24	12/03/2024
	125,000	(1)	—		$3.09	01/06/2025

Masatsune Okajima Vice President and Head of Japanese Office	10,000		—		$11.26	07/31/2016
	15,000		—		$22.60	08/31/2016
	25,000		—		$34.12	08/31/2016
	125,064		—		$9.73	11/11/2016
	48,000		—		$4.42	01/06/2018
	41,250		—		$2.20	01/29/2019
	35,700		—		$7.34	01/28/2020
	85,000		—		$2.54	07/12/2021
	63,750		—		$2.46	08/02/2021
	80,000		—		$4.10	05/12/2023
	27,448		15,052	(2)	$4.10	05/12/2023
	105,000		—		$2.64	12/11/2023
	5,000		10,000	(3)	$3.24	12/03/2024
	105,000	(1)	—		$3.09	01/06/2025

Geoffrey O’Brien, J.D./M.B.A. Vice President	25,000		—		$4.80	07/06/2019
	11,900		—		$7.34	01/28/2020
	32,000		—		$2.54	07/12/2021
	26,250		—		$2.46	08/02/2021
	55,000		—		$4.10	05/12/2023
	14,520		7,980	(2)	$4.10	05/12/2023
	50,556		19,444	(3)	$2.58	10/14/2023

	105,000		—		$2.64	12/11/2023
	5,000		10,000	(3)	$3.24	12/03/2024
	105,000	(1)	—		$3.09	01/06/2025

Esther van den Boom, CPA Former Chief Financial Officer	10,000		—		$2.00	08/07/2024

(1)	In January 2016, the Compensation Committee approved vesting of these performance-based stock options, after having determined that the related performance goals set for 2015 had been met.

(2)	These grants vest in equal monthly installments over four years from the vesting commencement date, which was the date of grant.

(3)	These grants vest in equal monthly installments over three years from the vesting commencement date, which was the date of grant.

2015 OPTION EXERCISES AND STOCK VESTED

There were no options exercised or stock awards that vested during the fiscal year ended December 31, 2015 for any of our NEOs.

Potential Payments Upon a Termination or a Change in Control

Dr. Iwaki and Mr. Okajima are eligible to receive severance benefits under the terms of their employment agreements described above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table—Employment Agreements.” In addition, our Named Executive Officers other than Ms. van den Boom are eligible to receive severance benefits in the event such executive’s employment is terminated as a result of, or in connection with, a Change in Control under the terms of their Severance Protection Agreements described above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table—Severance Protection Agreements.” The tables below reflect the amount of compensation and benefits payable to each Named Executive Officer other than Ms. van den Boom in the event of: (i) a termination of the executive’s employment not involving a Change in Control; (ii) a termination of the executive’s employment within 12 months following a Change in Control by MediciNova for “cause;” (iii) a termination of the executive’s employment within 12 months following a Change in Control by reason of the executive’s death or disability or by the executive other than for “good reason;” and (iv) a termination of the executive’s employment if the executive’s employment is terminated by MediciNova or by the executive for any reason other than the reasons specified above within 30 days immediately preceding a Change in Control or 12 months following a Change in Control, or if, within the 30 days immediately preceding a Change in Control there is a material adverse change in the executive’s status, position or responsibilities and the executive is subsequently terminated within the 24 months following a Change in Control. The amounts shown assume that the applicable triggering event occurred on December 31, 2015, and therefore are estimates of the amounts that would be paid to the Named Executive Officers upon the occurrence of such triggering event.

Termination not Involving a Change in Control:

Name	Earned But Unpaid Base Salary(1)	Accrued Vacation(2)	Cash Severance(3)	Benefit Continuation(5)	Total

Yuichi Iwaki	$0	$79,829	$259,455	$36,011	$375,295
Kazuko Matsuda	$0	$ 0	$ 0	$16,995	$16,995
Masatsune Okajima	$0	$ 0	$105,619	$17,988	$123,607
Geoffrey O’Brien	$0	$ 0	$ 0	$17,016	$17,016

Termination Following a Change in Control by MediciNova for “Cause”:

Name	Earned But Unpaid Base Salary(1)	Accrued Vacation(2)	Total

Yuichi Iwaki	$0	$79,829	$79,829
Kazuko Matsuda	$0	$53,031	$53,031
Masatsune Okajima	$0	$ 0	$ 0
Geoffrey O’Brien	$0	$37,771	$37,771

Termination Following a Change in Control by MediciNova for Disability, by Reason of Death or by the Executive other than for “Good Reason”:

Name	Earned But Unpaid Base Salary(1)	Accrued Vacation(2)	Cash Severance(3)	Total

Yuichi Iwaki	$0	$79,829	$259,455	$339,284
Kazuko Matsuda	$0	$53,031	$120,645	$173,676
Masatsune Okajima	$0	$ 0	$105,619	$105,619
Geoffrey O’Brien	$0	$37,771	$ 89,950	$127,721

Termination by MediciNova or by the Executive for any Other Reason within 30 Days Immediately Preceding a Change in Control or 12 Months Following a Change in Control:

Name	Earned But Unpaid Base Salary(1)	Accrued Vacation(2)	Cash Severance(4)	Benefit Continuation(5)	Vesting Acceleration(6)	Total

Yuichi Iwaki	$0	$79,829	$1,299,693	$36,011	$115,000	$1,530,533
Kazuko Matsuda	$0	$53,031	$ 812,916	$16,995	$ 82,300	$ 965,242
Masatsune Okajima	$0	$ 0	$ 714,610	$17,988	$ 51,400	$ 783,998
Geoffrey O’Brien	$0	$37,771	$ 606,483	$17,016	$ 70,261	$ 731,531

(1)	Represents all accrued but unpaid salary as of December 31, 2015.

(2)	Represents all accrued but unpaid vacation as of December 31, 2015.

(3)	Represents a pro rata bonus, payable in the form of a single lump sum cash payment within five days following termination of employment.

(4)	Represents a pro rata bonus, payable in the form of a single lump sum cash payment five days following termination of employment and, upon execution and delivery of a release and waiver of claims, a cash payment equal to two times the sum of such executive’s “base salary amount” and “bonus amount,” plus the estimated premium costs of continued life insurance and disability benefits over an 18-month period, payable in a single lump sum cash payment on the 60th day following such termination of employment.

(5)	Represents the cost of medical, dental and vision continuation coverage under COBRA for the executive and any eligible dependents covered under our health care plans for an 18-month period following termination of employment. We will also provide the executive with reasonable outplacement services for the earlier of 12 months or until the executive accepts another offer of employment.

(6)	Value of equity acceleration for stock options is based on the sum of the difference between the closing price of our common stock on December 31, 2015 ($3.55) and the option exercise price, multiplied by the number of options for which vesting was subject to acceleration.

Compensation Committee Interlocks and Insider Participation

Directors serving on the Compensation Committee during 2015 included Dr. Himawan, Mr. Ishizaka, Mr. Kobayashi and, prior to his resignation from our Board of Directors in 2015, Hiroaki Shigeta. None of the Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during 2015.

2015 DIRECTOR COMPENSATION

We compensate our current non-employee directors, other than Dr. Himawan, for their service on the Board. Prior to June 30, 2015, each current non-employee director other than Dr. Himawan was eligible to receive annual cash compensation of $40,000, payable in equal quarterly installments in arrears. In July 2015, the Compensation Committee reduced the annual cash compensation payable to non-employee directors (other than Dr. Himawan) to $10,000 and granted a fully vested nonstatutory option to purchase 20,000 shares of our Common Stock to each of Mr. Ishizaka and Mr. Kobayashi.

A non-employee director is typically granted, upon initial appointment to the Board, a fully vested nonstatutory option to purchase 15,000 shares of our Common Stock. The Compensation Committee reviews and determines on a discretionary basis whether stock options will be granted to our non-employee directors on an annual basis, in conjunction with its annual review of executive compensation. Stock options granted to non-employee directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant. We reimburse our directors for reasonable expenses incurred in connection with attendance at Board and committee meetings.

The following table sets forth compensation information with respect to all of our non-employee directors who served during any part of the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Jeff Himawan, Ph.D.(3)	—	—	—
Yutaka Kobayashi(4)	—	$52,105	$52,105
Yoshio Ishizaka(5)	$10,000	$52,105	$62,105
Kousuke Nakata(3)(6)	—	—	—
Hiroaki Shigeta(6)	$25,000	—	$25,000

(1)	Amounts in the Option Awards column reflect the grant date fair value as calculated in accordance with ASC Topic 718. Refer to Note 8, “Share-based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for the relevant assumptions used to determine the valuation of awards.

(2)	The aggregate number of shares underlying outstanding option awards as of December 31, 2015 was: Mr. Himawan, 40,000 shares; Mr. Kobayashi, 35,000 shares; Mr. Ishizaka, 35,000 shares; Mr. Nakata, 0 shares; and Mr. Shigeta, 0 shares.

(3)	Dr. Himawan and Mr. Nakata elected to not receive cash compensation or stock option awards for serving on the Board.

(4)	Mr. Kobayashi elected to not receive cash compensation for serving on the Board.

(5)	Mr. Ishizaka elected to receive reduced cash compensation of $10,000 for the full year of service on the Board.

(6)	Messrs. Nakata and Shigeta did not stand for re-election at the 2015 Annual Meeting and therefore ceased to be directors on June 11, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 15, 2016 as to shares of Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of the Common Stock; (ii) each of our directors and nominees; (iii) each of our Named Executive Officers named under the “Summary Compensation Table”; and (iv) all of our current directors and executive officers as a group. The percentage of Common Stock beneficially owned is based on 32,247,195 shares outstanding as of April 15, 2016. In addition, shares of Common Stock issuable pursuant to Series B Convertible Preferred Stock and to stock options and warrants which may be exercised within 60 days of April 15, 2016 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, as applicable, but they are not treated as outstanding in calculating the percentage ownership for any individual other than the holder thereof.

Beneficial Ownership Table

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
FMR LLC(2)	3,507,800	10.9%
Kissei Pharmaceutical Co., Ltd.(3)	3,000,000	8.7%
Samurai Investments San Diego LLC(4)	2,217,000	6.7%
Directors and Executive Officers:
Yuichi Iwaki, M.D., Ph.D.(5)	2,187,538	6.5%
Jeff Himawan, Ph.D.(6)	1,190,370	*
Yoshio Ishizaka(7)	40,000	*
Yutaka Kobayashi(8)	90,000	*
Kazuko Matsuda(9)	751,798	*
Masatsune Okajima(10)	839,329	*
Geoffrey O’Brien(11)	454,432	*
Esther van den Boom(12)	10,000	*
All directors and executive officers as a group (8 persons)(13)	5,553,467	15.6%

*	Amount represents less than 1% of the outstanding shares of our Common Stock.

(1)	Unless otherwise noted, the address of each beneficial owner listed in the table is c/o MediciNova, Inc., 4275 Executive Square, Suite 650, La Jolla, California 92037. Except as indicated by footnote, and subject to community property laws where applicable, the beneficial owner has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Based on a Schedule 13G filed with the SEC on September 10, 2015 jointly by FMR LLC, Edward C. Johnson 3d, Abigail P. Johnson and Select Biotechnology Portfolio. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The principal business address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)	Based on a Schedule 13G/A filed with the SEC on October 13, 2011 by Kissei Pharmaceutical Co., Ltd., and includes 800,000 shares of Common Stock and 2,200,000 shares of Common Stock issuable upon conversion of 220,000 shares of Series B Convertible Preferred Stock held by Kissei. The principal business address for Kissei Pharmaceutical Co., Ltd is 19-48, Yoshino, Matsumoto City, Nagano Prefecture 399-8710, Japan 81-263-25-9081.

(4)	Based on a Schedule 13G filed with the SEC on May 20, 2013 by Hajimi Satomi and Samurai Investments San Diego LLC, and includes (i)1,000,000 shares of Common Stock and 750,000 shares issuable upon the exercise of warrants which are held by Samurai Investments San Diego LLC and (ii) 467,000 shares of Common Stock held by Mr. Satomi. The principal business address for the stockholders is 501 W. Broadway, Suite 1100, San Diego, California 92101.

(5)	Includes 746,411 shares of Common Stock held by Dr. Iwaki and 1,441,127 shares issuable upon the exercise of stock options.

(6)	Based on a Schedule 13D/A filed with the SEC on February 12, 2016 by Essex Woodland Health Ventures Fund VI, L.P. (“Essex”), Essex Woodlands Health Ventures VI, L.P. (the “GP Partnership,” which is the general partner of Essex), Essex Woodlands Health Ventures VI, L.L.C. (the “General Partner,” which is the general partner of the GP Partnership), Dr. Jeff Himawan and other individuals who are managers, as well as other information available to us. Director Jeff Himawan serves as Managing Director of Essex. Includes 1,170,370 shares of Common Stock owned by Essex and 20,000 shares issuable upon the exercise of stock options held by Dr. Himawan. Under Essex’s partnership agreement, Dr. Himawan holds the options for the benefit of Essex and must exercise the options solely upon the direction of Essex, which is entitled to the shares issued upon exercise. Each of Essex, the GP Partnership and the General Partner may be deemed to have sole voting and investment power with respect to the securities. Each of the GP Partnership, the General Partner, Dr. Himawan and the other managers disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein.

(7)	Includes 10,000 shares of Common Stock held by Mr. Ishizaka and 30,000 shares of Common Stock issuable upon the exercise of stock options.

(8)	Includes 60,000 shares of Common Stock held by Mr. Kobayashi and 30,000 shares of Common Stock issuable upon the exercise of stock options.

(9)	Includes 67,003 shares of Common Stock held by Dr. Matsuda and 684,795 shares issuable upon the exercise of stock options.

(10)	Includes 56,138 shares of Common Stock held by Mr. Okajima and 783,191 shares issuable upon the exercise of stock options.

(11)	Includes 5,000 shares of Common Stock held by Mr. O’Brien and 449,432 shares issuable upon the exercise of stock options.

(12)	Represents shares issuable upon the exercise of stock options. Ms. van den Boom ceased to serve as our Chief Financial Officer effective March 31, 2016.

(13)	Includes 2,114,922 shares of Common Stock held by the current directors and executive officers as a group and 3,438,545 shares issuable upon the exercise of stock options.

Performance Graph*

The following graph shows a comparison from December 31, 2010 through December 31, 2015 of the cumulative total return for our common stock, the NASDAQ Composite Index and the NASDAQ Biotechnology Index. The graph assumes an initial investment of $100 on December 31, 2010. The comparisons in the graph are not intended to forecast or be indicative of possible future performance of our common stock.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

The following graph, although not required, shows a comparison from April 11, 2011 through April 11, 2016 of the cumulative total return for our common stock, the NASDAQ Composite Index and the NASDAQ Biotechnology Index. The graph assumes an initial investment of $100 on April 11, 2011. The comparisons in the graph are not intended to forecast or be indicative of possible future performance of our common stock. We believe that this graph provides a more accurate and current depiction of the performance of our common stock over the previous five years due to strong performance of our common stock during the first quarter of 2016.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

* The performance graphs are not “soliciting material,” are not deemed “filed” with the Commission and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of MediciNova under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee operates under a written charter adopted by the Board of Directors (the “Board”) on September 28, 2004. A copy of the Audit Committee Charter is available on our web site at www.medicinova.com. The members of the Audit Committee are Yoshio Ishizaka (Chairman), Jeff Himawan and Yutaka Kobayashi, each of whom meets the independence standards of the NASDAQ Marketplace Rules and the rules and regulations of the SEC.

The Audit Committee oversees our financial reporting process on behalf of the Board and is responsible for providing independent, objective oversight of our accounting, auditing, financial reporting, internal control and legal compliance functions. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for our financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible in its report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2015 with our management and its independent registered public accounting firm. The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by such firm, including those matters required by PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures from our independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence and discussed with such firm its independence from us. BDO advised the Audit Committee that BDO was and continues to be independent accountants with respect to the Company.

Based on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Audit Committee

Yoshio Ishizaka (Chairman)
Jeff Himawan
Yutaka Kobayashi

OTHER MATTERS

We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our directors, executive officers and beneficial holders of more than 10% of our Common Stock are required to report their initial ownership of the Common Stock and any subsequent change in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to identify those persons who failed to timely file these reports. To our knowledge, based solely on a review of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Any of our stockholders may propose business to be brought before our 2017 Annual Meeting of Stockholders. Proposals that are intended to be presented by such stockholders at our 2017 Annual Meeting of Stockholders must be received by our Secretary no later than December 29, 2016 (120 days before the anniversary of the date on which we first mailed our proxy materials for the Annual Meeting) in order that they may be included in our proxy statement and form of proxy relating to such meeting.

A stockholder proposal not included in our proxy statement for the 2017 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive officers and otherwise complies with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not less than 90 days or more than 120 days in advance of the anniversary of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting. If the stockholder fails to give notice by March 13, 2017, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to such proposals, even if the stockholders have not been advised of the proposal. If the date of the 2017 Annual Meeting of Stockholders is changed by more than 30 days from the date contemplated at the time of this Proxy Statement, we must receive the stockholder’s notice not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the seventh day following the day on which public announcement of the date of such meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We undertake to deliver promptly upon written or oral request a separate set of annual meeting materials to any stockholder no longer wishing to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct a written request to us at MediciNova, Inc., 4275 Executive Square, Suite 650, La Jolla, California 92037, or contact us via telephone at (858) 373-1500. We will provide a separate copy of this Proxy Statement and the annual report to any stockholder at a shared address to which a single copy was delivered. Stockholders who currently receive multiple copies of the Proxy Statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 has been mailed with this Proxy Statement to our stockholders.

Any person who was a beneficial owner of our Common Stock on the record date may request a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including financial statements, but not including exhibits, and it will be furnished without charge upon receipt of a written request. Any such request should be addressed to us at MediciNova, Inc., 4275 Executive Square, Suite 650, La Jolla, California 92037, Attention: Investor Relations. The request must include a representation by the stockholder that, as of April 15, 2016, the stockholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is on file with the SEC and may be accessed electronically at the SEC’s website at www.sec.gov or at the Investor Relations-SEC Filings section of our website at www.medicinova.com.

**********

Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed proxy promptly.

By Order of the Board of Directors

Yuichi Iwaki, M.D., Ph.D.
President, Chief Executive Officer and Director

April 27, 2016

MEDICINOVA, INC.

Annual Meeting of Stockholders, Thursday, June 9, 2016

This Proxy is Solicited on Behalf of the Board of Directors of MEDICINOVA, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on Thursday, June 9, 2016 and the Proxy Statement and appoints each of Yuichi Iwaki, M.D., Ph.D. and Geoffrey O’Brien, jointly and severally, as proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of MEDICINOVA, INC. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2016 Annual Meeting of Stockholders to be held at 4225 Executive Square, Suite 495, La Jolla California 92037 on Thursday, June 9, 2016, at 3:30 p.m. Pacific Daylight Time and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth herein. If no direction is provided, this Proxy will be voted as recommended by the Board of Directors. The proxy holders are also authorized to vote upon all other matters as may properly come before the Annual Meeting, or any adjournment thereof, utilizing their own discretion as set forth in the Notice of Annual Meeting and Proxy Statement. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of MediciNova either a written revocation of the Proxy or a duly executed Proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. MediciNova cannot assure that your shares will be voted unless you sign, date and return this Proxy so that it is received by June 8, 2016.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

MEDICINOVA, INC.

June 9, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The proxy statement and 2015 Annual Report on Form 10-K are available at https://materials.proxyvote.com/58468P

Please mark, sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors
NOMINEE:
☐ FOR THE NOMINEES	¡ Yutaka Kobayashi ¡ Yoshio Ishizaka
☐ WITHHOLD AUTHORITY FOR THE NOMINEES

☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
		FOR	AGAINST	ABSTAIN
2. To ratify the selection of BDO USA, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016.		☐	☐	☐
3. To approve the compensation of our named executive officers.		☐	☐	☐

This Proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees in proposal 1, “FOR” Proposal 2 and “FOR” proposal 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: Please sign exactly as your names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.